Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Second Quarter 2025 Results Highlighted by Strong Demand Deposit Growth, Continued Margin Expansion and Its Inclusion in the Russell 2000 Index

Second Quarter Performance Highlights

●	Net Income: Net income for the quarter ended June 30, 2025 totaled $2.4 million or $0.33 per diluted share (including Series A preferred shares).
●	Pre-Provision Net Revenue: Pre-provision net revenue was $5.7 million resulting in a return on average assets of 1.04% for the quarter ended June 30, 2025 which was the highest level since the first quarter of 2023.
●	Net Interest Income: Net interest income was $14.8 million for the quarter ended June 30, 2025, an increase of $0.2 million, or 1.13% from the quarter ended March 31, 2025 and $1.5 million, or 11.69%, from the quarter ended June 30, 2024.
●	Net Interest Margin Expansion: The Company’s net interest margin during the quarter ended June 30, 2025 increased to 2.76% from 2.68% in the quarter ended March 31, 2025 and 2.46% in the quarter ended June 30, 2024.
●	Demand Deposit Growth: Demand deposits increased $28.1 million, or 13.03%, from March 31, 2025 and $32.0 million, or 15.12%, from December 31, 2024, underscoring the success of our C&I and Municipal banking verticals.
●	Strong Liquidity Position: At June 30, 2025, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $686.5 million, or approximately 274% of uninsured deposit balances. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 87% of total deposits at June 30, 2025.
●	Loan Diversification Strategy: The Company continues to actively manage its Multi-Family and Commercial Real Estate portfolios which resulted in a reduction in the commercial real estate concentration ratio to 368% of capital at June 30, 2025 from 385% at December 31, 2024 and 403% at June 30, 2024. The Company continues to focus loan growth primarily in residential loan products originated for sale to specific buyers in the secondary market, C&I and SBA loans. The Company will selectively explore Commercial Real Estate opportunities with an emphasis on relationship based Commercial Real Estate lending.
●	Asset Quality: At June 30, 2025, the Bank’s asset quality metrics remained solid with non-performing loans totaling $12.7 million, representing 0.64% of the total loan portfolio, and the allowance for credit losses equaling 1.10% of total loans, a decrease from non-performing loans totaling $16.4 million, representing 0.82% of the total loan portfolio, as of December 31, 2024.

●	Port Jefferson Branch: In June 2025, the Company continued its strategic expansion in Suffolk County Long Island with the opening of its tenth branch in Port Jefferson, New York. The Company will continue to be opportunistic in furthering its expansion into the underserved markets of Eastern Long Island.
●	Inclusion in Russell 2000: The Company was added to the Russell 2000 Index in late June 2025. The Russell 2000 Index encompasses the 2,000 largest U.S.-traded stocks by objective, market-capitalization rankings, and style attributes. The Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on August 13, 2025 to stockholders of record on August 6, 2025.

Mineola, NY – July 23, 2025 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended June 30, 2025 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on August 13, 2025 to stockholders of record on August 6, 2025.

Earnings Summary for the Quarter Ended June 30, 2025

The Company reported net income for the quarter ended June 30, 2025 of $2.4 million or $0.33 per diluted share (including Series A preferred shares), versus $0.8 million (after giving effect to an allowance for credit loss (“ACL”) on an individually evaluated loan of $2.5 million and a $1.1 million provision resulting from ongoing enhancements to the current expected credit loss (“CECL”) model) or $0.11 per diluted share (including Series A preferred shares) in the quarter ended June 30, 2024.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.44%, 4.93% and 5.46%, respectively, for the quarter ended June 30, 2025, versus 0.15%, 1.77% and 1.97%, respectively, for the comparable quarter of 2024.

The increase in net income recorded in the second quarter of 2025 from the comparable 2024 quarter resulted from an increase in net interest income and a decrease in provision for credit losses.  These were partially offset by the increase in non-interest expenses, particularly compensation and benefits, and an increase in income tax expense.  The increase in compensation and benefits expense in the second quarter of 2025 versus the comparable 2024 quarter was primarily related to the staffing of the newly opened Port Jefferson branch and additions to the C&I Banking teams, partially offset by lower incentive compensation expense resulting from reduced lending activity and other expense reduction initiatives. The Company’s effective tax rate was 27.8% in the second quarter of 2025 and 27.2% in the comparable 2024 quarter.  We expect a normalized run rate of 25.0% for the remainder of the year.

Net interest income was $14.8 million for the quarter ended June 30, 2025, an increase of $1.5 million, or 11.69% from the comparable 2024 quarter.  This increase was due to improvement of the Company’s net interest margin to 2.76% in the 2025 quarter from 2.46% in the comparable 2024 quarter.  The cost of interest-bearing liabilities decreased to 3.94% in the 2025 quarter from 4.48% in the comparable 2024 quarter, a decrease of 54 basis points.  This decrease was partially offset by a 24 basis point decrease in the yield on interest earning assets to 5.98% in the 2025 quarter from 6.22% in the second quarter of 2024.  Net interest income on a linked quarter basis increased $0.2 million or 1.13%, due to an 8 basis point increase in net interest margin resulting from a 7 basis point decrease in cost of interest-bearing liabilities, partially offset by a 3 basis point decrease on yield on interest earning assets.

Earnings Summary for the Six Months Ended June 30, 2025

For the six months ended June 30, 2025, the Company reported net income of $4.0 million or $0.53 per diluted share (including Series A preferred shares), versus $4.9 million or $0.66 per diluted share (including Series A preferred shares) in the comparable 2024 six-month period.  The Company recorded adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) of $6.5 million or $0.87 per diluted share in the six months ended June 30, 2025, versus net income of $4.9 million or $0.66 per diluted share in the comparable 2024 six-month period (which included no adjustments).  Returns on average assets, average stockholders’ equity and average tangible equity were 0.36%, 4.02% and 4.46%, respectively, for the six months ended June 30, 2025, versus 0.44%, 5.20% and 5.80%, respectively, for the comparable 2024 period.  Adjusted (non-GAAP) returns, exclusive of core system conversion expenses on average assets, average stockholders’ equity and average tangible equity were 0.59%, 6.63% and 7.35%, respectively, in the six months ended June 30, 2025, versus 0.44%, 5.20% and 5.80%, respectively, in the comparable of 2024 period.

The decrease in net income recorded for the six months ended June 30, 2025 from the comparable 2024 period is due to an increase in non-interest expenses, particularly compensation and benefits and the one-time core system conversion expenses.  These were partially offset by an increase in net interest income and a decrease in provision for credit losses.  The increase in compensation and benefits expense for the six months ended June 30, 2025 versus the comparable 2024 period was primarily related to additional headcount to staff the new Port Jefferson branch and expansion of the C&I lending vertical and lower deferred loan origination costs partially offset by lower incentive compensation expense resulting from reduced lending activity.  The Company’s effective tax rate decreased to 23.0% for the six months ended June 30, 2025 from 25.3% in the comparable 2024 period.

Net interest income was $29.4 million for the six months ended June 30, 2025, an increase of $3.2 million, or 12.38% from the comparable 2024 period, due to the improvement of the Company’s net interest margin to 2.72% in the 2025 period from 2.43% in the comparable 2024 period.  The cost of interest-bearing liabilities decreased to 3.98% in the 2025 six months period from 4.41% in the comparable 2024 period, a decrease of 43 basis points.  This decrease was partially offset by a 13 basis point decrease in the yield on interest earning assets to 5.99% in the 2025 period from 6.12% in the comparable 2024 period.  The increase in the net interest margin was a result of the late 2024 reductions in the Fed Funds effective rate and the liability sensitive nature of the Bank’s balance sheet.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “Our second quarter performance, reflects a number of high notes, including increased Pre-Provision Net Revenue of $5.7 million, strong non-interest bearing deposit growth of $28.1 million, underscoring the success of our C&I and Municipal banking verticals, and continued improvement in our Net Interest Margin.  We are extremely pleased with the recent opening of our Port Jefferson branch and will continue to be opportunistic in furthering our expansion into the underserved markets of Eastern Long Island.  With our inclusion in the Russell 2000, the continued development of our diversified revenue verticals and liability sensitive balance sheet, we look forward to delivering continued shareholder value and the eventual benefits of a more favorable interest rate environment.”

Balance Sheet Highlights

Total assets were $2.31 billion at June 30, 2025 and December 31, 2024.  Total securities available for sale at June 30, 2025 were $102.6 million, an increase of $18.9 million from December 31, 2024, primarily driven by growth in collateralized mortgage obligations, collateralized loan obligations and corporate bonds.

Total deposits were $1.95 billion at June 30, 2025 and December 31, 2024.  Total deposits increased $9.4 million or 0.48% from June 30, 2024.  Demand deposits increased $43.8 million or 21.93% from June 30, 2024 and $32.0 million, or 15.12%, from December 31, 2024 underscoring the success of our C&I and Municipal banking verticals.  Our loan to deposit ratio improved to 101% at June 30, 2025 from 102% at December 31, 2024.

The Company had $517.4 million in total municipal deposits at June 30, 2025, at a weighted average rate of 3.67% versus $509.3 million at a weighted average rate of 3.72% at December 31, 2024 and $452.6 million at a weighted average rate of 4.61% at June 30, 2024.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 40 customer relationships.

Total borrowings at June 30, 2025 were $107.8 million, with a weighted average rate and term of 4.11% and 17 months, respectively.  At June 30, 2025 and December 31, 2024, the Company had $107.8 million of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at June 30, 2025 and December 31, 2024.  The Company had no borrowings outstanding under lines of credit with correspondent banks at June 30, 2025 and December 31, 2024.

Stockholders’ equity was $198.9 million at June 30, 2025 and compared to $196.6 million at December 31, 2024.  Retained earnings increased by $2.5 million due primarily to net income of $4.0 million for the six months ended June 30, 2025, which was offset by $1.5 million of dividends declared.  The accumulated other comprehensive loss at June 30, 2025 was 0.62% of total equity and was comprised of a $0.7 million after tax net unrealized loss on the investment portfolio and a $0.5 million after tax net unrealized loss on derivatives.  Tangible book value per share (including Series A preferred shares) was $23.94 at June 30, 2025 compared to $23.86 at December 31, 2024.

Loan Portfolio

For the six months ended June 30, 2025, the Bank’s loan portfolio decreased $19.1 million to $1.97 billion from December 31, 2024. The decrease resulted primarily from the ongoing management of our commercial real estate and multifamily loan concentrations.  On a linked quarter basis, net loans increased $5.8 million.  At June 30, 2025, the Company’s residential loan portfolio (including home equity) amounted to $738.8 million, with an average loan balance of $489 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate (including construction) and multifamily loans totaled $1.08 billion at June 30, 2025, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As will be discussed below, approximately 36% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continues to improve, decreasing to 368% of capital at June 30, 2025 from 385% at December 31, 2024 and 403% at June 30, 2024, with loans secured by office space accounting for 2.48% of the total loan portfolio and totaling $48.9 million at June 30, 2025.  The Company’s loan pipeline with executed term sheets at June 30, 2025 is approximately $190.2 million, with approximately 81% being niche-residential, conventional C&I, SBA and USDA lending opportunities.

The Bank remains focused on expanding its core verticals and continues to originate loans for its portfolio and for sale in the secondary market under its residential flow origination program.  The Bank originated $62.2 million in residential loans in the quarter ended June 30, 2025.  During the quarters ended June 30, 2025 and 2024, the Company sold $23.7 million and $2.9 million, respectively, of residential loans under its flow origination program and recorded gains on sale of loans held-for-sale of $0.5 million and $0.1 million, respectively.

During the quarters ended June 30, 2025 and 2024, the Company sold approximately $22.3 million and $28.0 million, respectively, in government guaranteed SBA loans and recorded gains on sale of loans held-for-sale of $1.8 million and $2.5 million, respectively. SBA loan originations and gains on sale were lower than expected due to a confluence of factors.  One factor is the impact of the “higher-for-longer” interest rate environment that we believe has both worsened the financial condition of and reduced demand among small business borrowers, resulting in a lower volume of creditworthy customers. Another factor is the negative impact of and uncertainty created by tariffs, which we believe have also dampened loan demand among borrowers in certain industries.  A third factor is the Bank’s decision to tighten credit over the course of the last year.  Although management continues to believe this to be a prudent measure, it has nonetheless resulted in a lower volume of loan approvals, causing the Bank to re-evaluate the number and caliber of its business development officers.  Taken together these and other factors have adversely impacted SBA loan originations and closings.  With the addition of additional business development officers in the second half of 2025, we anticipate higher volumes of eligible loans as we transition into 2026.  The Bank concluded the second quarter of 2025 with C&I loan originations of approximately $29.3 million.  Based on its existing pipeline, the Bank expects C&I lending and deposit activity to grow as the year progresses.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multi-Family and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans is minor at $8.2 million, all at floating interest rates.  As shown below, 31% of the loan balances in these combined portfolios will either have a rate reset or mature in 2025 and 2026, with another 57% with rate resets or maturing in 2027.

Multi-Family Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multi-Family Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	7	$8,609	$1,230	5.29%	2025	8	$14,950	$1,869	4.54%
2026	36	117,249	3,257	3.66%	2026	20	42,310	2,115	3.67%
2027	70	185,157	2,645	4.41%	2027	51	122,901	2,410	4.22%
2028	16	21,310	1,332	6.20%	2028	12	10,117	843	7.14%
2029	6	4,924	821	7.70%	2029	4	4,313	1,078	6.38%
2030+	3	6,667	2,222	3.68%	2030+	4	1,099	275	6.04%
Fixed Rate	138	343,916	2,492	4.32%	Fixed Rate	99	195,690	1,977	4.34%
Floating Rate	2	347	174	9.50%	Floating Rate	—	—	—	—%
Total	140	$344,263	$2,459	4.33%	Total	99	$195,690	$1,977	4.34%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	25	$33,503	$1,340	7.28%
2026	30	35,702	1,190	4.90%
2027	89	156,924	1,763	4.86%
2028	28	30,868	1,102	6.65%
2029	4	2,336	584	7.04%
2030+	15	8,999	600	6.46%
Fixed Rate	191	268,332	1,405	5.45%
Floating Rate	6	11,905	1,984	9.50%
Total CRE-Inv.	197	$280,237	$1,423	5.62%

Stabilized Multi-Family Pro Forma Stress Results

The table below reflects a proforma stressed evaluation of the Bank’s Multifamily stabilized loan portfolio, using the primary assumption for a revised Debt Service Coverage Ratio (“DSCR”) calculation, for all loans where the current interest rate is below 6%.  The current balance for these loans is recast at 6% with a 30-year amortization.  The chart below reflects the impact of these adjustments on the portfolio.  The projected loan to value (“LTV”) assumption resets all loans using a 6% cap rate and the last reported property net operating income (“NOI”) to determine an implied property valuation and based on the current loan balance the resultant LTV.

Multi-Family Stabilized Rent Portfolio
DSCR Range	# Loans	Total O/S ($000's omitted)	% of Total MF Portfolio	Current Weighted Average LTV	Projected Weighted Average LTV

< 1.0	10	$18,153	3%	61%	95%
1.0 < x <1.2	24	69,751	13%	65%	74%
1.2 < x <1.3	20	34,897	6%	62%	67%
1.3 < x <1.5	15	38,547	7%	63%	61%
1.5 < x <2.0	18	25,805	5%	58%	53%
x > 2.0	12	8,537	2%	43%	33%
Total	99	$195,690	36%	62%	67%

As reflected above, the results show approximately 3%, or 10 loans totaling $18 million of the total multi-family portfolio would have proforma DSCR’s less than 1x while maintaining projected weighted average LTV’s under 100%.  Additionally, approximately 97% or 89 loans totaling $178 million would possess DSCR’s greater than 1x while maintaining a projected weighted average LTV well within our policy guidelines.  We believe the overall demand for multifamily housing in our market will allow our borrowers to address any adverse impact proactively, as evidenced by the maturities and rate resets in the previous 12 months which have been successfully refinanced with other institutions at market rates similar to those used in the above analysis.

Rental breakdown of Multi-Family portfolio

The table below segments our portfolio of loans secured by Multi-Family properties based on rental terms and location.  As shown below, 64% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multi-Family Loan Portfolio - Loans by Rent Type
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multi-Family	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	140	$344,263	64%	$2,459	61.8%	1.41	11
Location
Manhattan	7	$10,251	2%	$1,464	49.4%	1.88	14
Other NYC	92	$254,515	47%	$2,766	61.7%	1.40	10
Outside NYC	41	$79,497	15%	$1,939	63.9%	1.36	14

Stabilized	99	$195,690	36%	$1,977	61.8%	1.44	12
Location
Manhattan	7	$10,459	2%	$1,494	48.2%	1.71	19
Other NYC	81	$168,044	31%	$2,075	62.6%	1.42	11
Outside NYC	11	$17,187	3%	$1,562	63.1%	1.54	14

Office Property Exposure

The Bank’s exposure to the Office market is minor.  Loans secured by office space accounted for 2.48% of the total loan portfolio with a total balance of $48.9 million, of which less than 1% is located in Manhattan.  The pool has a 2.48x weighted average DSCR, a 53% weighted average LTV and less than $350,000 of exposure in Manhattan.

Asset Quality and Allowance for Credit Losses

The Bank’s asset quality metrics remain solid.  At June 30, 2025, the Bank reported $12.7 million in non-performing loans compared to $16.4 million at December 31, 2024, a decrease of $3.7 million.  This decrease resulted primarily from the proactive sale of non-performing loans, satisfactions and the charge-off of a specific reserve established in June 2024 on an individually evaluated commercial loan. At June 30, 2025 non-performing loans were 0.64% of total loans outstanding versus 0.82% at December 31, 2024.

During the second quarter of 2025, the Bank recorded a provision for credit losses expense of $2.4 million (including $187 thousand provision for credit losses on unfunded commitments).  Net charge-offs of $3.5 million were incurred during the quarter, of which $2.5 million is attributable to the aforementioned charge-off of a specific reserve on an individually evaluated commercial loan.  The June 30, 2025 allowance for credit losses was $21.6 million versus $22.8 million at December 31, 2024.  The allowance for credit losses as a percentage of total loans was 1.10% at June 30, 2025 and 1.15% at December 31, 2024.

Net Interest Margin

The Bank’s net interest margin increased to 2.76% for the quarter ended June 30, 2025 compared to 2.68% in the quarter ended March 31, 2025 and 2.46% in the quarter ended June 30, 2024 due to the continuing effects of the late 2024 reductions in the Federal Funds effective rate and the liability sensitive nature of the Bank’s balance sheet.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Port Jefferson, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted basic and diluted earnings per share, adjusted return on average assets, adjusted return on average equity, tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of adjusted net income, TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of health emergencies or natural disasters on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	June 30,	March 31,	December 31,
	2025	2025	2024
Assets
Cash and cash equivalents	$164,535	$160,234	$162,857
Securities-available for sale, at fair value	102,636	93,197	83,755
Investments-held to maturity	3,594	3,671	3,758
Loans held for sale	10,593	16,306	12,404

Loans, net of deferred loan fees and costs	1,966,452	1,960,674	1,985,524
Less: allowance for credit losses	(21,571)	(22,925)	(22,779)
Loans, net	1,944,881	1,937,749	1,962,745

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,388	14,511	15,337
Operating lease assets	10,890	8,484	8,337
Other assets	41,291	38,207	43,749
Assets	$2,311,976	$2,291,527	$2,312,110

Liabilities and stockholders’ equity
Core deposits	$1,439,656	$1,418,209	$1,456,513
Time deposits	511,625	518,229	497,770
Total deposits	1,951,281	1,936,438	1,954,283

Borrowings	107,805	107,805	107,805
Subordinated debentures	24,716	24,702	24,689
Operating lease liabilities	11,565	9,144	9,025
Other liabilities	17,724	16,795	19,670
Liabilities	2,113,091	2,094,884	2,115,472

Stockholders’ equity	198,885	196,643	196,638
Liabilities and stockholders’ equity	$2,311,976	$2,291,527	$2,312,110

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Interest income	$32,049	$33,420	$64,886	$65,852
Interest expense	17,254	20,173	35,462	39,670
Net interest income	14,795	13,247	29,424	26,182
Provision for credit losses	2,357	4,040	2,957	4,340
Net interest income after provision for credit losses	12,438	9,207	26,467	21,842

Loan servicing and fee income	1,083	836	2,164	1,749
Service charges on deposit accounts	162	114	279	210
Gain on sale of loans held-for-sale	2,298	2,586	4,650	5,092
Gain on sale of investments	—	4	—	4
Other operating income	18	82	200	143
Non-interest income	3,561	3,622	7,293	7,198

Compensation and benefits	7,003	6,499	14,235	12,061
Conversion expenses	—	—	3,180	—
Occupancy and equipment	1,910	1,843	3,746	3,613
Data processing	508	495	1,101	1,013
Professional fees	878	717	1,665	1,535
Federal deposit insurance premiums	365	365	702	683
Other operating expenses	1,952	1,751	3,983	3,569
Non-interest expense	12,616	11,670	28,612	22,474

Income before income taxes	3,383	1,159	5,148	6,566
Income tax expense	940	315	1,184	1,661

Net income	$2,443	$844	$3,964	$4,905

Earnings per share ("EPS"):(1)
Basic	$0.33	$0.11	$0.53	$0.66
Diluted	$0.33	$0.11	$0.53	$0.66

Average shares outstanding for basic EPS (1)(2)	7,500,871	7,399,816	7,482,307	7,388,021
Average shares outstanding for diluted EPS (1)(2)	7,506,584	7,449,110	7,488,226	7,438,234

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Interest income	$32,049	$32,837	$33,057	$34,113	$33,420
Interest expense	17,254	18,208	19,249	21,011	20,173
Net interest income	14,795	14,629	13,808	13,102	13,247
Provision for credit losses	2,357	600	400	200	4,040
Net interest income after provision for credit losses	12,438	14,029	13,408	12,902	9,207

Loan servicing and fee income	1,083	1,081	981	960	836
Service charges on deposit accounts	162	117	136	123	114
Gain on sale of loans held-for-sale	2,298	2,352	3,014	2,834	2,586
Gain on sale of investments	—	—	27	—	4
Other operating income	18	182	29	37	82
Non-interest income	3,561	3,732	4,187	3,954	3,622

Compensation and benefits	7,003	7,232	6,699	6,840	6,499
Conversion expenses	—	3,180	—	—	—
Occupancy and equipment	1,910	1,836	1,810	1,799	1,843
Data processing	508	593	536	547	495
Professional fees	878	787	782	762	717
Federal deposit insurance premiums	365	337	375	360	365
Other operating expenses	1,952	2,031	2,198	1,930	1,751
Non-interest expense	12,616	15,996	12,400	12,238	11,670

Income before income taxes	3,383	1,765	5,195	4,618	1,159
Income tax expense	940	244	1,293	1,079	315

Net income	$2,443	$1,521	$3,902	$3,539	$844

Earnings per share ("EPS"):(1)
Basic	$0.33	$0.20	$0.53	$0.48	$0.11
Diluted	$0.33	$0.20	$0.52	$0.48	$0.11

Average shares outstanding for basic EPS (1)(2)	7,500,871	7,463,537	7,427,583	7,411,064	7,399,816
Average shares outstanding for diluted EPS (1)(2)	7,506,584	7,469,489	7,456,471	7,436,068	7,449,110

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data

	Three Months Ended		Six Months Ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
ADJUSTED NET INCOME:
Net income, as reported	$2,443	$844	$3,964	$4,905
Adjustments:
Conversion expenses	—	—	3,180	—
Total adjustments, before income taxes	—	—	3,180	—
Adjustment for reported effective income tax rate	—	—	608	—
Total adjustments, after income taxes	—	—	2,572	—
Adjusted net income	$2,443	$844	$6,536	$4,905
Basic earnings per share - adjusted	$0.33	$0.11	$0.87	$0.66
Diluted earnings per share - adjusted	$0.33	$0.11	$0.87	$0.66

ADJUSTED OPERATING EFFICIENCY RATIO:
Operating efficiency ratio, as reported	68.73%	69.18%	77.93%	67.33%
Adjustments:
Conversion expenses	—%	—%	(8.66)%	—%
Adjusted operating efficiency ratio	68.73%	69.18%	69.27%	67.33%

ADJUSTED RETURN ON AVERAGE ASSETS	0.44%	0.15%	0.59%	0.44%
ADJUSTED RETURN ON AVERAGE EQUITY	4.93%	1.77%	6.63%	5.20%
ADJUSTED RETURN ON AVERAGE TANGIBLE EQUITY	5.46%	1.97%	7.35%	5.80%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

Note: Prior period information has been adjusted to conform with current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Profitability:
Return on average assets	0.44%	0.15%	0.36%	0.44%
Return on average equity (1)	4.93%	1.77%	4.02%	5.20%
Return on average tangible equity (1)	5.46%	1.97%	4.46%	5.80%
Pre-provision net revenue return on assets	1.04%	0.94%	0.73%	0.99%
Yield on average interest-earning assets	5.98%	6.22%	5.99%	6.12%
Cost of average interest-bearing liabilities	3.94%	4.48%	3.98%	4.41%
Net interest rate spread (2)	2.04%	1.74%	2.01%	1.71%
Net interest margin (3)	2.76%	2.46%	2.72%	2.43%
Non-interest expense to average assets	2.29%	2.11%	2.57%	2.03%
Operating efficiency ratio (4)	68.73%	69.18%	77.93%	67.33%

Average balances:
Interest-earning assets	$2,148,782	$2,162,250	$2,182,757	$2,162,543
Interest-bearing liabilities	1,756,316	1,809,991	1,798,958	1,810,195
Loans	1,978,535	2,014,820	1,984,135	1,999,448
Deposits	1,838,947	1,773,205	1,878,969	1,807,924
Borrowings	142,733	231,473	138,224	196,950

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Asset quality:
Provision for credit losses - loans (1)	$2,170	$600	$400	$200
Net (charge-offs)/recoveries	(3,524)	(454)	(1,027)	(438)
Allowance for credit losses	21,571	22,925	22,779	23,406
Allowance for credit losses to total loans (2)	1.10%	1.17%	1.15%	1.17%
Non-performing loans	$12,651	$11,697	$16,368	$15,365
Non-performing loans/total loans	0.64%	0.60%	0.82%	0.77%
Non-performing loans/total assets	0.55%	0.51%	0.71%	0.66%
Allowance for credit losses/non-performing loans	170.51%	195.99%	139.17%	152.33%

Capital (Bank only):
Tier 1 Capital	$203,322	$201,925	$201,744	$198,196
Tier 1 leverage ratio	9.29%	8.95%	9.13%	8.85%
Common equity tier 1 capital ratio	13.16%	13.37%	13.32%	12.99%
Tier 1 risk based capital ratio	13.16%	13.37%	13.32%	12.99%
Total risk based capital ratio	14.41%	14.62%	14.58%	14.24%

Equity data:
Shares outstanding (3)	7,499,243	7,503,731	7,427,127	7,428,366
Stockholders’ equity	$198,885	$196,643	$196,638	$192,339
Book value per share (3)	26.52	26.21	26.48	25.89
Tangible common equity (3)	179,495	177,239	177,220	172,906
Tangible book value per share (3)	23.94	23.62	23.86	23.28
Tangible common equity (“TCE”) ratio (3)	7.83%	7.80%	7.73%	7.49%

(1)	Excludes $187 thousand, $0, $0 and $0 provision for credit losses on unfunded commitments for the quarters ended 6/30/25, 3/31/25, 12/31/24 and 9/30/24, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Loan distribution (1):
Residential mortgages	$715,418	$708,649	$702,832	$719,037
Multifamily	539,573	535,429	550,570	557,634
Commercial real estate - OO	267,223	264,855	261,223	246,458
Commercial real estate - NOO	271,552	280,345	298,517	305,536
Commercial & industrial	148,907	146,050	145,457	149,853
Home equity	23,361	24,914	26,422	26,825
Consumer	418	432	503	470

Total loans	$1,966,452	$1,960,674	$1,985,524	$2,005,813

Sequential quarter growth rate	0.29%	(1.25)%	(1.01)%	(0.35)%

CRE concentration ratio	368%	369%	385%	397%

Loans sold during the quarter	$46,045	$46,649	$53,499	$43,537

Funding distribution:
Demand	$243,664	$215,569	$211,656	$206,327
N.O.W.	655,333	698,297	692,890	621,880
Savings	42,860	46,275	48,885	53,024
Money market	497,799	458,068	503,082	572,213
Total core deposits	1,439,656	1,418,209	1,456,513	1,453,444
Time	511,625	518,229	497,770	504,100
Total deposits	1,951,281	1,936,438	1,954,283	1,957,544
Borrowings	107,805	107,805	107,805	125,805
Subordinated debentures	24,716	24,702	24,689	24,675

Total funding sources	$2,083,802	$2,068,945	$2,086,777	$2,108,024

Sequential quarter growth rate - total deposits	0.77%	(0.91)%	(0.17)%	0.80%

Period-end core deposits/total deposits ratio	73.78%	73.24%	74.53%	74.25%

Period-end demand deposits/total deposits ratio	12.49%	11.13%	10.83%	10.54%

(1)	Excluding loans held for sale

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Tangible common equity
Total equity (2)	$198,885	$196,643	$196,638	$192,339	$190,072
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(222)	(236)	(250)	(265)	(279)
Tangible common equity (2)	$179,495	$177,239	$177,220	$172,906	$170,625

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$179,495	$177,239	$177,220	$172,906	$170,625
Total assets	2,311,976	2,291,527	2,312,110	2,327,814	2,331,098
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(222)	(236)	(250)	(265)	(279)
Tangible assets	$2,292,586	$2,272,123	$2,292,692	$2,308,381	$2,311,651
TCE ratio (2)	7.83%	7.80%	7.73%	7.49%	7.38%

Tangible book value per share
Tangible equity (2)	$179,495	$177,239	$177,220	$172,906	$170,625
Shares outstanding (2)	7,499,243	7,503,731	7,427,127	7,428,366	7,402,163
Tangible book value per share (2)	$23.94	$23.62	$23.86	$23.28	$23.05

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended June 30, 2025 and 2024

(unaudited, dollars in thousands)

	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,978,535	$29,785	6.04%	$2,014,820	$31,124	6.21%
Investment securities	99,448	1,433	5.78%	99,324	1,534	6.21%
Interest-earning cash	62,760	695	4.44%	36,633	497	5.46%
FHLB stock and other investments	8,039	136	6.79%	11,473	265	9.29%
Total interest-earning assets	2,148,782	32,049	5.98%	2,162,250	33,420	6.22%
Non interest-earning assets:
Cash and due from banks	9,218			7,979
Other assets	50,164			51,106
Total assets	$2,208,164			$2,221,335

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,126,495	$10,649	3.79%	$1,117,029	$12,667	4.56%
Time deposits	487,088	5,058	4.17%	461,489	4,910	4.28%
Total savings and time deposits	1,613,583	15,707	3.90%	1,578,518	17,577	4.48%
Borrowings	118,026	1,221	4.15%	206,820	2,270	4.41%
Subordinated debentures	24,707	326	5.29%	24,653	326	5.32%
Total interest-bearing liabilities	1,756,316	17,254	3.94%	1,809,991	20,173	4.48%
Demand deposits	225,364			194,687
Other liabilities	27,615			25,039
Total liabilities	2,009,295			2,029,717
Stockholders’ equity	198,869			191,618
Total liabilities & stockholders’ equity	$2,208,164			$2,221,335
Net interest rate spread			2.04%			1.74%
Net interest income/margin		$14,795	2.76%		$13,247	2.46%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Six Months Ended June 30, 2025 and 2024

(unaudited, dollars in thousands)

	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,984,135	$59,769	6.07%	$1,999,448	$60,861	6.12%
Investment securities	92,681	2,619	5.70%	97,085	2,991	6.20%
Interest-earning cash	97,914	2,177	4.48%	55,652	1,511	5.46%
FHLB stock and other investments	8,027	321	8.06%	10,358	489	9.49%
Total interest-earning assets	2,182,757	64,886	5.99%	2,162,543	65,852	6.12%
Non interest-earning assets:
Cash and due from banks	9,360			7,962
Other assets	49,930			50,523
Total assets	$2,242,047			$2,221,028

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,171,711	$22,104	3.80%	$1,139,111	$25,600	4.52%
Time deposits	489,023	10,378	4.28%	474,134	9,872	4.19%
Total savings and time deposits	1,660,734	32,482	3.94%	1,613,245	35,472	4.42%
Borrowings	113,524	2,328	4.14%	172,304	3,546	4.14%
Subordinated debentures	24,700	652	5.32%	24,646	652	5.32%
Total interest-bearing liabilities	1,798,958	35,462	3.98%	1,810,195	39,670	4.41%
Demand deposits	218,235			194,679
Other liabilities	26,179			26,499
Total liabilities	2,043,372			2,031,373
Stockholders’ equity	198,675			189,655
Total liabilities & stockholders’ equity	$2,242,047			$2,221,028
Net interest rate spread			2.01%			1.71%
Net interest income/margin		$29,424	2.72%		$26,182	2.43%